Exhibit 99.1

Final Transcript

CHART INDUSTRIES, INC: First Quarter 2011 Results Call

May 4, 2011

SPEAKERS

Michael Biehl - Executive Vice President, CFO, Treasurer

Sam Thomas - Chairman, President, CEO

ANALYSTS

Tom Hayes – Piper Jaffray

Jeff Spittel – Madison Williams

Rob Brown – Craig-Hallum

Greg McKinley – Dougherty & Company

Eric Stine – Northland Capital Markets

PRESENTATION

Coordinator	Good morning and welcome to the Chart Industries, Inc. 2011 First Quarter Conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. As a reminder, today’s call is being recorded.

You should have already received the Company’s earnings release that was issued earlier this morning. If you have not received the release, you may access it by visiting Chart’s Web site at www.chart-ind.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until May 20th . The replay information is contained in the Company’s earnings release.

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Before we begin, the Company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the Company’s earnings release and latest filings with the SEC. These filings are available through the Investor Relations section of the Company’s Web site, or through the SEC Web site, www.sec.gov. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President, CFO and Treasurer. You may begin your conference.

M. Biehl	Thank you Jackie. Good morning, everyone. I’d like to thank you all for joining us today. I’ll begin by giving you a brief overview of our first quarter results. Then Sam Thomas, our Chairman, President and CEO, will comment on current market and order trends we see in each of our business segments. I’ll then finish up by commenting on our updated outlook for 2011.

Results for the first quarter, which has typically been our lowest quarter of the year, did exceed our expectations somewhat with a reported net

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income of $7.5 million or $0.25 per diluted share. This compared to first quarter 2010 net income of $1.4 million or $0.05 per diluted share. Shipment levels and margins were very strong reflecting continued order strength in all parts of our business.

I’d like to point out that the first quarter included restructuring and acquisition related costs of $2.2 million, or $0.05 per diluted share, largely associated with continuing costs related to the shutdown of the Plainfield, Indiana facility as we transition production to our new BioMedical campus under construction at our existing Canton, Georgia facility, integration costs with the SeQual acquisition completed in December 2010 and lastly the write-up of acquired inventory to fair value in the SeQual acquisition. Accounting rules dictate that the Chart, the acquiring company, should not generate a profit in the ultimate disposition of the acquired inventory based on value added in the manufacturing process before it was acquired. This required accounting treatment often drives cost of sales up and margins down during the first several months of an acquisition, as was the case here.

Earnings per share for the first quarter of 2011 would have been $0.30 per diluted share excluding the $0.05 per share of restructuring and acquisition related costs. The first quarter of 2010 also included restructuring costs of $1.5 million, or $0.04 per diluted share, of acquisition related costs associated with Covidien acquisition.

Sales for the quarter were $163 million and represented an increase of 38% compared to the net sales of $118 million a year ago. This was

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driven by continued improvement in global markets and acquisitions made over the past year. Our gross profit for the quarter was $52.5 million, or 32% of sales, compared with $34 million, or 29% of sales, a year ago. We continue to see margin improvement given the strength in order levels particularly in our Energy & Chemicals business or E&C.

With respect to the E&C business, sales increased 62% to $42.5 million in the first quarter due to improved volume in all product lines. With the strength in order trends, we are seeing improved pricing opportunities as well. Improved volume and pricing contributed to the margin improvement, as this was E&C’s strongest quarterly margin performance since the fourth quarter of 2009.

In our Distribution & Storage business, or D&S, sales increased 24% to $73 million in the first quarter due to improved volume in most product lines, primarily mobile equipment and packaged gas, as well as the acquisition of Cryotech completed in the third quarter of 2010. Cryotech accounted for approximately $3 million of the increase in D&S sales during the first quarter of 2011. Margins were higher with the improved volume and capacity utilization, but this was partially offset by higher material costs and warranty expense.

In our BioMedical business, sales improved 42% to $47 million in the first quarter largely due to the fourth quarter 2010 SeQual acquisition, which accounted for approximately $7.5 million of the increase. Improved volume in biological storage system sales also contributed to the increase. The additional volume and improved mix led to the improvement in margin. The transitioning of production from the Plainfield facility down

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to Canton over the past year also provided some margin improvement. In addition, lower acquisition restructuring costs in the first quarter of 2011 accounted for about 2% of the margin improvement quarter-over-quarter.

SG&A expenses for the quarter were $34.9 million, up $10.9 million from the same quarter a year ago. This was primarily due to three acquisitions completed during 2010. In addition, with the improvement in business conditions and targeting additional growth opportunities, we’ve seen higher variable compensation and sales commission costs as well. I would also like to point out that restructuring related costs accounted for approximately $1 million of the SG&A increase this quarter.

Income tax expense was $3.4 million for the first quarter and represented an effective tax rate of 31.5% compared with $600,000 or an effective tax rate of 28% in the prior year quarter. The rate was lower last year due to the benefit from certain tax credits.

Our balance sheet is very strong, which included cash and short-term investments of $147 million at March 31, 2011. A significant use of cash during the quarter was an investment in working capital in response to recent order trends and growth opportunities.

I will now turn the call over to Sam Thomas.

S. Thomas	Thank you Michael, and good morning everyone. We had record orders during the quarter led by the significant project award in Qatar for E&C. In addition, within Distribution & Storage, we had the strongest quarterly

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order intake since the second quarter of 2008. Orders have increased sequentially for the last four quarters. We also had record orders in China for D&S.

In BioMedical, we had record quarterly order intake as a result of recent acquisitions as well as strong activity across our existing product lines. Within E&C, we had the strongest quarterly order intake since the second quarter of 2007 including a significant number of $1 million to $5 million orders in addition to the very large order.

Natural gas is clearly increasing its share of the global energy mix and we’ve never been better positioned to take advantage of multiple opportunities across the natural gas and LNG supply chain. Industrial opportunities in this expansion cycle are clearly more numerous than in the previous cycle. In addition to ramping industrial gas growth, particularly in China and other emerging markets, the breadth of natural gas and LNG and more recently petrochemical opportunities is exciting.

We have the right resources and capabilities to capture these opportunities. Given the strength in order trends and backlog, we are seeing improved opportunities, which is leading us to raise our sales and earnings per share outlook for the year. Let me comment on each of our business segments.

With respect to Energy & Chemicals, we’ve previously announced the project award in Qatar in conjunction with our fourth quarter and year-end earnings release, and it’s reflected in E&C orders in the first quarter. This is a contract award for a Nitrogen Rejection Unit, or NRU, with integrated

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natural gas liquids processing. The unit is a natural gas processing unit, which removes nitrogen from the gas stream and an integrated unit also recovers the higher value natural gas liquid in addition to helium. The order value is in excess of $90 million. It’s expected to be the largest NRU in the world by a significant margin and we remain very optimistic with other large gas processing project opportunities in the coming year.

Orders for brazed aluminum heat exchangers and brazed aluminum heat exchanger related projects continue to increase with first quarter 2011 orders—the strongest since the second quarter of 2008. In addition to natural gas processing projects, we have seen order increases for industrial gas air separation plants, particularly to China and Southeast Asia. The growth in natural gas processing projects has been driven primarily by development of unconventional, liquid rich shale gas fields in the U.S. and demand for natural gas liquids for use as petrochemical feedstock.

Drilling activity in liquids-rich shale gas fields and increasing compression horsepower is driving demand for both brazed aluminum and air cooled heat exchangers. The success in shale gas activity here in the U.S. has spurred interest in other geographic regions, which should provide additional order opportunities going forward in the 2012/13 timeframe. More recently, the availability of ethane feedstock from these shale formations in the U.S. is spurring new and revamped ethylene capacity additions for the petrochemical industry.

With respect to Distribution & Storage, sequentially increasing global industrial production, growth in the energy sector, and reduced customer inventories have driven meaningful improvement in our industrial gas

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orders. Our industrial gas customers are forecasting continued growth, which should create additional opportunities for us. Reductions in customer inventories, improvement in the capital markets and more optimism about the general economy has spurred order improvement in both bulk and packaged gas storage products.

Increased spending on energy focused projects, particularly oilfield and LNG virtual pipeline distribution has positively influenced our order rates on mobile equipment. We continue to see promising LNG Distribution and Storage equipment orders, particularly in China. Despite the lack of progress on support for natural gas as a transportation fuel in the U.S., the high cost of gasoline and diesel are spurring significant interest within North America.

China has committed to increase their natural gas consumption and reduce dependence on oil given the cost advantages and lower emissions. They’re aggressively investing in LNG infrastructure including transport and storage equipment, import terminals, fueling stations, and LNG fueled trucks, ships and off-road equipment. Developing nations like China, without extensive gas pipelines, are distributing LNG via cryogenic equipment in what we refer to as the virtual pipeline. This begins with an investment in liquefiers on stranded gas fields or completion of large scale LNG import terminals with truck loading facilities followed by mobile equipment demand for distribution, feeding stationary satellite terminals or fuel stations. Chart offers a complete package of equipment across this distribution chain.

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As I’ve indicated, we had record quarterly order intake in China this past quarter. These favorable order trends have led to additional investment in working capital and production capacity, positioning us for even better performance in the second half of this year and beyond.

With respect to BioMedical, we continue to make progress in our restructuring efforts and will consolidate all of our liquid oxygen therapy business in our Canton, GA facility, as Michael had indicated. The construction of the BioMedical facility in Canton is complete, and we’re in the process of installing production equipment. We expect production to ramp up during this quarter, and we will shut down the Plainfield, Indiana leased facility that was included with the Covidien acquisition in late 2009. Over the last year, we’ve begun transitioning certain production from Plainfield to Canton already, which has provided some of the BioMedical margin improvement. We expect further benefits as we shut the facility down in Plainfield and transition during the second quarter.

We’ve begun integration of SeQual, which was acquired in late December. This resulted in the majority of the restructuring related charges in the first quarter as we completed back office integration. As we’ve discussed previously, SeQual designs and sells portable and stationary oxygen concentrators. These products are experiencing the highest growth rate among respiratory oxygen therapy products and initial results of this acquisition have exceeded our expectations. We anticipate further improvement to our oxygen concentrator costs by utilizing one of our manufacturing facilities in China later this year.

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The Cryobiological business continues to be very strong with the breeder market particularly driving the growth. The animal breeding sector orders continue to grow in comparison to the prior year. We are also excited with some new planned product introductions, which should further drive enhanced growth later this year.

Michael will now provide you with our updated outlook for 2011.

M. Biehl	Thanks, Sam. We continue to see a wide range of opportunities, as Sam talked about, with order trends improving and our backlog growing substantially. As we’ve discussed, SG&A costs have increased due to acquisitions and targeting additional LNG growth opportunities. We would expect quarterly SG&A costs for 2011 to remain in the low $30 million range. Nonetheless, based on year to date results, current order backlog, and improved forecast expectations, we are raising our previously announced sales and earnings guidance.

Sales for 2011 are now expected to be in the range of $740 to $780 million, compared to previous guidance of $710 to $750 million. Full year earnings per share for 2011 are now expected to be in the range of $1.65 to $1.85 per diluted share, compared with prior guidance of $1.50 to $1.70 per diluted share, which is based on an effective tax rate of 30% and approximately 29.7 million weighted average shares outstanding.

Included in our 2011 earnings guidance are approximately $0.15 per diluted share for anticipated restructuring charges for the recently completed SeQual acquisition and trailing costs associated with the

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shutdown of the Plainfield, Indiana facility. Excluding these charges, we would expect earnings to fall in a range of $1.80 to $2.00 per share.

I would now like to open it up for questions. Jackie, please provide instructions to the participants to be able to ask questions.

Coordinator	You’re first question’s coming from Tom Hayes of Piper Jaffray.

T. Hayes	I have a couple questions. One, maybe you just kind of give an overview where you are on capacity utilization rates across the E&C and the Distribution side. It sounds like things are getting better. You saw some benefit from that. Are you still kind of well below a level where you need to add on?

S. Thomas	Yes, we are. We are looking at some capacity additions or actually just bump outs of buildings at our New Iberia facility for construction of large cold boxes. Other than that, we’re fairly well positioned having added small cold box capacity in China in 2008 and ’09.

T. Hayes	On the D&S side, you mentioned in the release that you had some negative impact from rising raw material cost. I was just wondering if you could just talk about your expectations where you’ll do … from those price increases going forward. I’m assuming it relates to steel prices.

S. Thomas	Yes, steel and stainless steel. There’s been more strength in stainless steel pricing and particularly there are delays of a couple months in passing through price increases in the Asian market, but we expect to be able to

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pass those through. On the stainless steel front, we are effectively passing through the increases.

T. Hayes	Lastly, I was just wondering if you could maybe provide a comment on the order activity through the early stages of this quarter.

S. Thomas	It’s continuing to the trend.

Coordinator	Our next question’s coming from Jeff Spittel of Madison Williams.

J. Spittel	I guess if we could start out—could you remind us again, with regard to the brazed aluminum heat exchangers and air cooled heat exchangers what the revenue opportunity is on a per well basis or whatever way you’d like to split that out maybe?

S. Thomas	The brazed aluminum heat exchanger opportunity on a standard size 100—standard cubic foot—100,000 standard cubic foot plant would be on the order of three quarters to $1.5 million. On a gas compression package for a production well, we’re perhaps talking about $200,000 to $0.5 million opportunity for air cooled heat exchangers.

J. Spittel	Then with regard to, I guess, the general trajectory of margins for E&C and D&S, appreciate the comments that capacity is starting to tighten up a little bit. I’d image you’re starting at least in maybe a couple of product lines to get a little bit of pricing leverage. Can you walk us through, I guess, how those dynamics play out here, assuming, obviously, things are probably headed up to the right, but maybe a little bit of color and granularity in terms of timing of how this plays out the next few quarters.

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S. Thomas	I think primarily in the air cooled heat exchanger market, there’s definitely been higher industry capacity utilization levels that have just, only in the last quarter, started to bite. So, I would expect over the successive quarters of 2011, we’d see some ability to move pricing levels or margins up a bit. That’s also coupled with rising carbon steel prices.

In the brazed aluminum market, we are seeing increased strength in both the hydrocarbon processing markets or natural gas markets as well as the air separation markets. The industry capacity is certainly coming up from very low levels of capacity to being in more normalized levels. I would expect over the coming year to start to see some pricing improvement opportunities as a result of that capacity utilization.

J. Spittel	Last one for me, I guess in the last conference call, we’d talked a little bit about things starting to heat up in the Canadian oil sands. It sounds like there was a favorable election result for the industry as a whole over the course of the last week here. How are things progressing in terms of the pace and fervor of inquiries about products up there?

S. Thomas	We’ve seen modest increases, but nothing dramatic at this point. I think that will be a progressive increase in capital spending in the Canadian markets.

Coordinator	Our next question’s coming from Rob Brown of Craig-Hallum.

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R. Brown	Wanted to get your sense on where you think China will be in terms of percent of your revenue this year. And then also your sense on—sound like things are starting to heat up there, but maybe a sense on how long that cycle can last or where you sort of see that in terms of the stage of where that growth is at.

S. Thomas	In terms of manufactured in China, it’s apt to be in the high single-digits of our total sales. In the total sales to China, including our imports from other parts of the world, it’s apt to be in the mid-teens, perhaps pushing towards 20%.

R. Brown	Then maybe—love to get your sense on where you see China’s growth going. How many years can sort of this continue and what’s sort of the perspective on how that can grow?

S. Thomas	Well, the energy markets, when you’re in a growth phase, there’s no end in sight. That applies to China, but seriously, the market appears very robust. We’re in the early stages of a committed five-year plan. I would anticipate, based on discussions with some of the senior oil industry guys in China, that the subsequent five-year plan would continue high investment levels. With the growth of the Chinese economy, the investment in energy infrastructure is fairly dramatic.

R. Brown	Last question, your cap ex expectation for this year?

M. Biehl	We still think it’s going to be in the sort of $20 million range, although we’re looking at a couple expansion projects in a couple of the businesses

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that could add another $5 million on to that, but that’s still in the stages of planning.

Coordinator	Our next question’s coming from Greg McKinley of Dougherty Markets.

G. McKinley	Can you talk a little bit about your experience to date so far on how much of the anticipated synergy you’ve extracted from the Covidien respiratory oxygen therapy business? Did that bring you everything you expected from a synergy and efficiency standpoint? Do you feel there’s more there yet to be extracted either in terms of margin or organic growth? Obviously, SeQual seems to be tracking better than you may have originally expected. Once those two are fully integrated, can you comment on how the margin profile of that BioMedical business may end up shaking out?

S. Thomas	Well, the Covidien acquisition has certainly exceeded our expectations. We are at the very tail end of finishing the manufacturing integration. With continuous improvement activities, we’ll continue to see benefits from that acquisition. Our guys in Canton and the team doing the integration have really done a fantastic job.

I think you’re seeing in the margins that we’re reporting for BioMedical, when you back out the restructuring costs, you see the type of margins that we think we’ll continue to achieve. Longer-term, it’s somewhat dependent more on the sales or volume development side as to where margins go.

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M. Biehl	If you strip out the restructuring costs, Greg, we’d probably, for the year, be on an average about low 40% range for BioMedical.

G. McKinley	Okay, translating into maybe a low 20% operating margin, is that—?

M. Biehl	Yes, maybe a little bit higher if you strip out restructuring — that would be including the restructuring costs. If you strip out the restructuring costs for the year, which was in sort of the $6.5 million range now for BioMed, it would be higher.

G. McKinley	Can you also comment—I know Sam, you talked about you’re seeing other opportunities for natural gas processing. Are you talking about that as being distinct from LNG opportunities or do you sort of view them as some of these gas processing opportunities are part of an LNG infrastructure? Can you help me understand that better? Then, to the extent you can, maybe talk about some of the regions where you’re seeing changes in activity on that front compared to what may have been the case three, six, nine months ago?

S. Thomas	I don’t think there’s a dramatic change. When I talk about natural gas processing, I am talking about it distinct from LNG liquefaction opportunities. There are additional opportunities in the Middle East. As the price for oil goes up and they attempt to or they go forward with investment plans to develop their integrated downstream processing, there’s an incentive to use more natural gas in the region.

As an example, the project in Qatar is going to be used for power generation and petrochemical feedstock. Saudi and other countries in the

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Middle East are doing increased processing. There’s activity in Egypt. I would anticipate as the recently announced gas fields off of Israel are commercialized, there would be processing opportunities from that. So, there’s significant activity in increased natural gas drilling and that will drive increased natural gas processing requirements.

In terms of LNG, there’s no reduction in activity. We still see bright prospects for projects in Australia, Papua New Guinea coming in 2011 and 2012. Following the Japanese tragedy and the nuclear problems, there was significant speculation that Japan would be more dependent on natural gas and specifically LNG as a fuel. That’s not something that happens overnight, but we do expect that to underpin demand for global LNG.

The Chinese are certainly making greater commitments to LNG imports, which will drive new large-scale LNG liquefaction plants. Several of those projects are now at the point of being very close to final investment decisions with supply contracts to customers either finalized or close to being finalized, but they’re at the point of being too close to call the timing on, but we remain very bullish on LNG opportunities and then in China, the small scale LNG opportunities continue to grow.

M. Biehl	Greg, one of the benefits from the tragedy in Japan that we would expect to see more near term is the increase in the use of industrial gas during the reconstruction and purchasing of tanks and would expect to see some benefit this year and actually saw some benefit in the quarter.

Coordinator	Our next question is coming from Eric Stine of Northland Capital Markets.

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E. Stine	Well, you’ve touched on a lot. I guess the one things that you haven’t in the question and answer is just on the transportation side in Chart NexGen. If you can just tell us what the revenues were in the quarter from that and then just expand on what you’re seeing in the marketplace even without vehicle incentives.

S. Thomas	Revenues from NexGen strongly weighted towards China were probably in the high single-digit millions. In the quarter, we’ve seen very good order intake particularly from China. In the U.S., there’s been the situation that looking for passage of the Natural Gas Act has really frozen a lot of people in terms of going ahead with decisions for natural gas transportation, but we are doing a lot of quotations and early feasibility study on projects in North America. I would anticipate that our revenue opportunities in the year for natural gas vehicle transportation would be in the $40 million to $60 million range with order intake significantly above that.

E. Stine	That’s overall China and North America?

M. Biehl	Right, and Eric, you’ve seen even without the passage of the Natural Gas Act that some of the long-haul fleets are converting to LNG, such as UPS and some of the other fleets that have tested it and it’s proven. They’re moving forward, however, they’re limited by the number of LNG stations that are around, but they clearly have embraced it. It’s a cost-reduction for them. So, we’re poised to able to supply that equipment as we move forward.

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E. Stine	Absolutely, but right now, in North America at least, it’s more in the quotation stage and just people waiting on the legislation? Okay, that’s helpful.

S. Thomas	High gasoline and diesel prices will help drive that forward regardless of legislation.

E. Stine	Maybe just turning to margins in the BioMedical segment. Clearly, some things limiting that a little bit in the near term, just wondering how you see that playing out or where those can go once you’ve fully realized the synergies from SeQual.

M. Biehl	Again, if you strip out the restructuring costs, for this year, we would expect to be average in the low 40% range over the year and could see some slight increase as we move in the next year, as we start to realize some of the manufacturing savings, we’ll ultimately move the manufacturing for SeQual. It’s outsourced right now and we should see cost savings for that, so that’ll come more into 2012, but would expect to see some improvement there, sort of creeping closer to that mid-40% range when you strip out restructuring.

E. Stine	Last question for me, when you look at this growth cycle and what’s in front of the company, how do you view it versus past cycles in terms of magnitude and potential length? Thanks a lot.

S. Thomas	Always very difficult to call. However, I think that we see this as a strong, underlying growth trend, particularly based on energy demands, growth of industrial production in the rapidly developing parts of the world and an

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aging population that is, because of GDP per head growth globally, willing to put a larger part of its total expenditures into healthcare. So, we view this as being a robust recovery that regardless of business cycles or blips in the road will fairly quickly return to strong underlying growth trends. So, our bias is towards significantly investing in the business at this point, we think we’ll get good returns.

Coordinator	Our next question is coming from Scott Blumenthal of Emerald Advisors.

S. Blumenthal	Mike, could you give us an idea of how much Cryotech added to D&S with regard to the 21% sales improvement?

M. Biehl	It was about $3 million in the quarter that Cryotech added and we would expect very similar, per quarter revenue numbers as we go forward with very similar margins that D&S has—sort of that 30% range for gross margins.

S. Blumenthal	Then, may I ask the same question on SeQual as it relates to the BioMed segment?

M. Biehl	SeQual added about $7.5 million in the quarter for BioMed. Again, it would be sort of a similar rate as we move forward, although we would expect that one to continue to ramp up because of the opportunities that we’re seeing in that particular market of the respiratory oxygen therapy.

S. Blumenthal	Sam, did I hear correctly when you were answering Greg’s question that you mentioned that SeQual’s manufacturing is outsourced and you’re going to bring that in house?

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M. Biehl	Yes, actually—I mentioned that to Greg. Right now, it’s outsourced in Taiwan and that’s where they had it manufactured. We’ll ultimately transition that between one of our Chinese plants and also in our Canton plant. That’ll take into 2012 to do that. We’ll continue to use the Taiwanese rep to distribute our products over in Asia, but we’re going to transition the manufacturing—we think we can improve on the cost by doing that.

S. Blumenthal	My last question is can you give us an idea as to the margin profile of this very nice backlog that you’ve built now and if you expect that to—the profile of the backlog itself, not necessarily just due to volume improvements.

M. Biehl	In Distribution & Storage, their margins continue to be fairly consistent, sort of they’ll average in the 30% gross margin range for the year. We’d expect that to continue. Energy & Chemicals is really where we’re seeing improvement. As the year goes on in those—some of the projects start to play out into the revenue—we would still expect them to average sort of in the mid- maybe high-20’s this year, but as we move into 2012, we’ll see some of the realization of those higher margins and start to move towards move a low 30% range.

S. Blumenthal	Mike, did you mention about the deliverability of what’s in the backlog— how much of that you plan or you expect to deliver by the end of the year—?

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S. Thomas	The vast majority would be delivered this year, with the exception of the 90 million project in Qatar, which we would only start to recognize revenue, most likely, at the back end of the second quarter, early third quarter and it would extend for a period of about 18 months.

Coordinator	There are no further questions, at this time. I’d like to hand the floor back over to Mr. Sam Thomas for some concluding remarks.

S. Thomas	Thank you. This is an exciting time for Chart. We’re prepared not only to catch the global energy wave, but also enjoy the ride. We expect natural gas to continue to increase as a share of the global energy mix. We have the technology, engineering expertise, a global presence, and a reputation for quality and service to take advantage of these opportunities. Our balance sheet and liquidity positions us well to continue to pursue accretive growth opportunities, both organically and through acquisitions, which we believe will add value to the company.

Thank you to everyone for listening today. Goodbye.

Coordinator	This concludes today’s teleconference. You may disconnect your lines at this time. Thank you all for your participation.